EXHIBIT 5.2

Energy XXI (Bermuda) Limited	Email tcounsell@applebyglobal.com

22 Victoria Street	Direct Dial +441 298 3212
Hamilton HM 12	Tel +1 441 295 2244
Bermuda	Fax +1 441 292 8666

Your Ref

Appleby Ref 130957.0009

17 October 2013

Dear Sirs

Bermuda Office Appleby (Bermuda) Limited Canon's Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com

Energy XXI (Bermuda) Limited (the Company)

We have acted as legal counsel in Bermuda to the Company with respect to the preparation of the Registration Statement on Form S-4 (the Registration Statement) filed with the Securities and Exchange Commission (the Commission) in connection with the registration by the Company’s subsidiary Energy XXI Gulf Coast, Inc. (EXXI Gulf Coast) under the Securities Act of 1933, as amended (the Securities Act), of (i) the offer and exchange by EXXI Gulf Coast (the Exchange Offer) of up to $500,000,000 aggregate principal amount of its 7.50% Senior Notes due 2021 (the Unregistered Notes) for a new series of notes bearing substantially identical terms and in like principal amount (the Registered Notes) and (ii) the guarantee (the Guarantee) given under the Indenture (as defined below) by the Company and its other subsidiaries listed in the Registration Statement as guarantors (the Guarantors) of the Unregistered Notes and the Registered Notes and as further evidenced by a notation of guarantee in the form attached to the Indenture as Exhibit D thereto (the Notation). The Unregistered Notes and the Registered Notes are collectively referred to herein as the Notes. The Unregistered Notes were issued, and the Registered Notes will be issued, under an Indenture dated as of 26 September 2013 among EXXI Gulf Coast, the Company, the other Guarantors and Wells Fargo Bank, National Association, as Trustee (the Indenture). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the Documents) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Indenture.

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. "Partner" is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

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Assumptions

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

2.	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	the genuineness of all signatures on the Documents;

4.	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Indenture and the Notation thereto);

5.	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

6.	that the Indenture constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

7.	that the Indenture has been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Indenture has actually received and accepted delivery of it;

8.	that the Indenture will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its terms, under the laws of the State of New York by which it is expressed to be governed;

9.	that the Indenture is in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;

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10.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Indenture or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under or action to be taken under the Indenture is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

11.	that the Company does not maintain a place of business (as defined in section 4(6) of the Investment Business Act 2003), in Bermuda;

12.	that the Company Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

13.	that the Litigation Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

14.	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Indenture, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

15.	that the Trustee has no express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board of Directors of the Company adopted the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

16.	that the Company has entered into its obligations under the Guarantee in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Indenture would benefit the Company;

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17.	that each transaction to be entered into pursuant to the Indenture is entered into in good faith and for full value and will not have the effect of preferring one creditor over another;

18.	that, when executed and delivered, the Notation will be in a form which does not differ in any material respect from the form exhibited to the Indenture; and

19.	that there are no matters of fact or law (other than matters of Bermuda law) affecting the enforceability of the Indenture that have arisen since the execution of the Indenture which would affect the opinions expressed herein.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.	The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Indenture (including the Notation) and to take all action as may be necessary to complete the transactions contemplated thereby.

3.	The execution, delivery and performance by the Company of the Indenture (including the Notation) and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

4.	The Indenture constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms and the Notation will, upon due execution by the Company, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

5.	The execution, delivery and performance by the Company of its obligations pursuant to the Indenture (including the Notation) and the transactions contemplated thereby do not and will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda or (ii) the Constitutional Documents.

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Reservations

We have the following reservations:

1.	The term enforceable as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

2.	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Indenture. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Indenture.

3.	Enforcement of the obligations of the Company under the Indenture may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

4.	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

5.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

6.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

7.	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Indenture by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

8.	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

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9.	Any provision in the Indenture that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

10.	We express no opinion as to the validity or binding effect of any provision in the Indenture for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

11.	We express no opinion as to the validity or binding effect of any provision of the Indenture which provides for the severance of illegal, invalid or unenforceable provisions.

12.	A Bermuda court may refuse to give effect to any provisions of the Indenture in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

13.	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

13.1	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

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13.2	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

13.3	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

13.4	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

13.5	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the register of charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (overseas companies) over their assets located in Bermuda, it is not possible to determine definitively from searches of the register of charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

14.	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the date of such search.

15.	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

16.	In paragraph 1 above, the term good standing means that the Company has received a Certificate of Compliance from the Registrar of Companies indicating that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

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Disclosure

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, quoted or otherwise relied on for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

Appleby (Bermuda) Limited

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SCHEDULE

1. The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 17 October 2013 (the Company Search).

2. The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 17 October 2013 (the Litigation Search).

3. Certified copies of the Certificate of Incorporation, Memorandum of Association (as altered) and Bye-Laws for the Company (collectively referred to as the Constitutional Documents).

4. Certified copy of the unanimous written resolutions of the Board of Directors of the Company dated 23 September 2013 (the Resolutions).

5. A certified copy of the “Foreign Exchange Letter”, dated 25 July 2005 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6. A certified copy of the “Tax Assurance”, dated 4 August 2011, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7. A Certificate of Compliance, dated 17 October 2013 issued by the Registrar of Companies in respect of the Company.

8. A scanned copy of the Registration Statement.

9. A scanned copy of the Indenture, to which is exhibited the form of the Notation.

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